Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Jinxin Technology Holding Company

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value $0.00001428571428 per share	(1)	Other	341,531,400	$0.0048	$1,639,350.72	0.000087	$142.62

Total Offering Amounts:						$1,639,350.72		142.62
Total Fee Offsets:								0.00
Net Fee Due:								$142.62

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Offering Note(s)

(1)	The ordinary shares registered hereby may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents 450 ordinary shares of the Registrant, par value $0.00001428571428 per share (the “Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-278897).

Represents Ordinary Shares issuable upon vesting or exercise of options and pursuant to other awards to be granted under the 2026 Share Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Plan.

These ordinary shares are reserved for future award grants under the Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $2.17 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Capital Market on October 7, 2026, and adjusted for the ADS-to-ordinary share ratio.